Exhibit 10.22

Boise Paper Holdings, L.L.C.

1111 West Jefferson Street, Ste. 200 PO Box 990050 Boise, ID 83799-0050

T 208 384 7000
www.BoiseInc.com

May 9, 2008

Miles A. Hewitt

2944 S. Francine Pl.

Meridian, ID 83642

Dear Miles:

This letter will confirm the benefits you will receive as a result of your termination from Boise Paper Holdings, L.L.C. (the Company) in accordance with the letter agreement between you and Boise Paper Holdings, L.L.C. dated February 25, 2008 (the Letter Agreement) and the other plans set forth below.  Your termination is a Qualifying Termination under the Letter Agreement.

1.

Employment Status:  Your status as an employee of the Company will terminate on May 2, 2008. This date is referred to as your Termination Date. As of the Termination Date, you will no longer be required to fulfill any of the duties and responsibilities associated with your position at the Company or any of its affiliates nor are you authorized to act on behalf of the Company or any of its affiliates or direct the activities of any of its or their employees. You agree to resign your position as an officer of the Company and any of its subsidiaries and/or affiliates as of the Termination Date. You further agree to resign as a member of the Company’s Retirement Committee as of the Termination Date.

2.

Severance Pay:  You will be eligible for a lump sum severance payment of $527,000 (less applicable tax and withholding), which is one times your salary plus your target annual incentive of 55% for 2008 as provided in the Letter Agreement. This payment shall not be considered compensation for purposes of any employee benefit plan, program, policy or arrangement maintained or hereafter established by the Company or any of its affiliates except as otherwise provided under the Letter Agreement.

3.

YTO Benefits:  As of May 2, 2008, you will have 144.24 hours of unused YTO, less any time taken. You will be paid out for your YTO, less any time taken prior to your Termination Date, based on your salary at the time of your termination, in your last paycheck or as soon as practical thereafter.

4.

Qualified Pension Plan:  You are 100% vested in the Company’s Pension Plan for Salaried Employees. Between age 55 and age 65, your unreduced pension benefit will be paid as a nonqualified benefit (see below). Beginning at age 65,

Miles A. Hewitt

May 9, 2008

your pension will be paid from the Company’s Pension Plan for Salaried Employees. Payments from the qualified plan are made on the first of each month. You will receive additional information regarding the qualified plan and your payment election under that plan shortly before you turn 65.

5.

Supplemental Early Retirement Plan for Executive Officers and Additional Nonqualified Benefit:  Per the terms of the Letter Agreement, you are entitled to unreduced early retirement benefits commencing January 1, 2014 (the first of the month after you reach age 55). You will receive information from the Company’s actuary, Milliman USA, on this benefit. If you have any questions, please contact Milliman.

You are responsible for the FICA and Medicare taxes that are payable on the present value of this benefit and other nonforfeitable supplemental retirement benefits paid directly from the Company. The Company will contact you regarding taxes due.

6.

Supplemental Pension Plan:  You have elected payment of your benefit under the Supplemental Pension Plan as follows: five year annuity commencing on January 1, 2009. This benefit will be payable in part directly from the Company and in part directly from OfficeMax beginning January 1, 2009. You will also have a small lump sum benefit attributable to service from February 22, 2008, through your Termination Date. If you have any questions, please contact Milliman.

You are responsible for the FICA and Medicare taxes that are payable on the present value of this benefit and other nonforfeitable supplemental retirement benefits paid directly from the Company. The Company and OfficeMax will contact you regarding taxes due.

7.

Savings Plan:  All contributions to the Company’s Savings Plan will end upon your Termination Date. Your continued participation and/or withdrawal of your account balance will be subject to the terms of the plan.

8.	Deferred Compensation: You are not currently participating in the 2008 Deferred Compensation Plan and you have no account balance under that plan.

9.

Healthcare:  Your coverage under Boise’s healthcare plan will continue for a 12-month period following your Termination Date (through May 31, 2009), subject to your timely payment of the applicable premium at the active employee rate. The current premium amounts are shown in the table in Section 10 below.

When your healthcare coverage ends, you may have the opportunity to elect COBRA coverage. Your coverage under this section will run concurrently with your COBRA coverage period. Although you will receive COBRA materials following your Termination Date, you do not need to elect COBRA at this time. You will have 60 days from the date your coverage ends under this section to

Miles A. Hewitt

May 9, 2008

elect COBRA coverage. Please contact HR Services with any questions regarding your healthcare coverage or your COBRA rights.

10.

Insurance Benefits: You are eligible to continue participation in the insured programs in which you are participating immediately prior to your Termination Date for up to 12 months following your Termination Date, subject to your timely payment of any applicable premiums at the active employee rate. The programs in which you are participating and the current premium amounts are shown in the following chart.

BENEFIT	MONTHLY PREMIUM
HEALTHCARE PROGRAMS
ConsumerWise Medical Benefits	$309.00
ConsumerWise Dental Benefits	$ 30.00
ConsumerWise Vision Benefits	$ 0.00
Healthcare FSA	$125.00
WELFARE PROGRAMS
Company-paid life insurance of $50,000	N/A
Company-paid accidental death and dismemberment benefit of up to $25,000	N/A
Employee-paid accidental death and dismemberment	$ 21.50
TOTAL	$485.50

Under the terms of the Letter Agreement, healthcare and insurance benefits otherwise receivable by you pursuant to the Letter Agreement shall be reduced to the extent comparable benefits are actually received by you through benefit plans provided by another employer prior to May 31, 2009, and you must report any such benefits actually received by you to the Company.

11.

Officer Supplemental Life Insurance Plan: The Company will continue to pay your life insurance premiums under this plan for 12 months following your Termination Date. You will receive a tax Form 1099 showing the value of the Company-paid term insurance and you will be responsible for the federal and state tax payments on this taxable income.

12.

Financial Counseling: You may utilize the financial counseling benefits provided to officers through May 2, 2009. Your balance remaining under the plan for 2008 as of April 23, 2008, is $10,000. You may carry over up to $5000 of this amount to 2009. An additional $5000 will be added to your balance on January 1, 2009. Please verify the services performed by submitting signed invoices to Jeannine Sims in the Compensation Department.

13.

Return of Company Property: To the extent that you have not already done so, you will arrange to have all files, records, documents, drawings, specifications, data relating to the Company’s business or personnel, keys, credit or security

Miles A. Hewitt

May 9, 2008

cards, laptops, computers, software, PDAs, and other such property returned to the Company upon your Termination Date or as soon as possible thereafter.

14.

Release and Waiver:  The benefits to be paid or provided according to Sections 2, 5, 9, 10, 11 and 12 above and Sections 17 and 18 below are subject to your execution and nonrevocation of the enclosed Release and Waiver. If you do not execute the Release and Waiver within the required time period, or if you revoke the Release and Waiver in whole or in part within the time period allowed for revocation, no benefits will be payable or provided under the indicated sections.

15.	Timing of Severance Payment. Payment of the amount indicated in Section 2 above shall be made within 15 days after the date the signed Release and Waiver becomes effective.

16.

Covenants:  As a reminder, you are subject to the confidentiality, nonsolicitation and nondisparagement provisions in the Letter Agreement. Any additional confidentiality, intellectual property, nonsolicitation and nondisparagement provisions, covenants, or agreements binding on you shall continue in accordance with their terms. Please review these continuing obligations that you have to Boise.

17.

Executive Career Counseling:  The Company will provide reimbursement for executive career counseling, through a provider of your choice, up to a maximum of $20,000.00. Bills must be submitted for reimbursement by February 15 following the year in which the expenses are incurred, and reimbursement will be made as soon as practical following approval of the expenses but in any event no later than March 15 following the end of the year in which the expenses are incurred. Bills submitted after February 15 following the year in which the expenses are incurred are not eligible for reimbursement.

18.

Legal Fees:  The Company will reimburse you for reasonable legal fees and expenses which you incur as a result of your termination, which includes fees and expenses related to the advice and counseling received with respect to this agreement. You may request payment only after the signed Release and Waiver becomes effective and you must request payment no later than six months after the end of the year in which the fee or expense was incurred. Payment shall be made within 10 business days after the Company receives your written request for payment accompanied by reasonable evidence of fees and expenses incurred.

19.

Continuation of Provisions of Letter Agreement:  The terms of the Letter Agreement, including without limitation Sections 7.A, 7.B, 8, 9, and 10, shall continue in full force and effect until all obligations of each party under the Letter Agreement are satisfied and discharged in full.

Miles A. Hewitt

May 9, 2008

20.	Jurisdiction: Any dispute regarding the provisions of this letter or the Letter Agreement may be brought only in a court of appropriate jurisdiction in the State of Idaho.

Please sign where indicated below to signify your acknowledgment of and agreement with the above.  This letter may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

Sincerely,

/s/ Alexander Toeldte
Alexander Toeldte

AT/cjw

Enclosure

ACKNOWLEDGED AND AGREED:

By:	/s/ Miles A. Hewitt
Miles A. Hewitt